Exhibit 10.65

February 27, 2012

Radian Guaranty Incorporated
1601 Market Street
Philadelphia, PA 19103

Ladies and Gentlemen:

You have requested that Federal National Mortgage Association (“Fannie Mae”) conditionally approve Radian Mortgage Assurance Inc. (“RMA”) as a direct issuer of mortgage guaranty insurance under the Fannie Mae Qualified Mortgage Insurer Approval Requirements. Effective as of the Effective Date (as defined below), and subject to the terms and conditions set forth below, Fannie Mae hereby approves RMA as a direct issuer of mortgage guaranty insurance, but only limited to certain Subject States (as defined below) as specified in paragraph 7 below. The conditional approval granted by Fannie Mae herein is subject to, and expressly conditioned upon the compliance by RMA, Radian Guaranty Inc. (“RGI”) and Radian Group Inc. (“Radian Group”), collectively Radian (“Radian”) with each of the conditions set forth below to the extent they do not conflict with Pennsylvania Insurance Law or other statutory regulatory authority, as well as Fannie Mae's Qualified Mortgage Insurer Approval Requirements, as amended from time to time (the “Requirements”). If any of the Requirements or the below conditions are not met as of, and maintained from and after, the Effective Date Fannie Mae reserves the right to withdraw this conditional approval and suspend or terminate RGI and/or RMA, in its sole and absolute discretion.

1.
The Pennsylvania Insurance Department shall have issued to RGI written notification providing that, notwithstanding RGI's risk-to-capital ratio, the Pennsylvania Insurance Department shall allow RGI to write new mortgage guaranty insurance policies, until such time as the Pennsylvania Insurance Department issues an order directing RGI to stop writing new mortgage guaranty insurance policies. The Pennsylvania Insurance Department shall also have granted RMA authority to write new mortgage guaranty insurance policies.

2.	RMA is incorporated as, and shall remain, a wholly owned subsidiary of RGI, and any and all second lien risk that may exist in RMA shall have been transferred out of RMA or commuted.

3.
Radian Group shall make the following capital contributions to RGI: (a) within thirty (30) days of the Effective Date, Radian Group shall have contributed no less than $100,000,000 in cash or cash equivalent assets to RGI; (b) within two (2) business days (or longer, in no event to exceed fifteen (15) business days, if prior approval is required by the Pennsylvania Department of Insurance) after the end of the quarter in which it is determined that RGI's risk-to-capital ratio exceeded 25:1, Radian Group shall contribute no less than an additional $50,000,000 in cash or cash equivalent assets to RGI: and (c) within thirty (30) business days of an interest expense payment by RGI or RMA to Radian Group pursuant to the terms of the interest expense sharing arrangements among these entities, Radian Group shall contribute to RGI an amount in cash or cash equivalents equal to such interest expense payment. In each case, for assets other than cash, the identity of any assets to be contributed and the fair market value of such assets shall be mutually agreed upon between RGI and Fannie Mae.

4.
Within one (1) year of the Effective Date, RGI may contribute up to $50,000,000 in cash or cash equivalent assets to RMA, the identity of such assets to be mutually agreed upon between RGI and Fannie Mae for assets other than cash. Following RGI's contribution described in the preceding sentence, Fannie Mae and RGI may, from time to time, review RGI and RMA's risk-to-capital ratios to determine if RMA requires additional capital contributions. The decision to make any additional capital contributions, the amount of such contributions, the identity of any assets to be contributed and the fair market value of such assets shall be mutually agreed upon between RGI and Fannie Mae, subject to applicable insurance regulatory approvals.

5.
In the event RGI anticipates that it shall be prohibited from writing new business in any Subject State for any period of time as a result of either RGI's failure to satisfy risk-to-capital ratio or other substantially equivalent minimum capital requirements applicable in such Subject State, or any regulatory action forbidding RGI from writing new business due to a determination of hazardous financial condition or capital inadequacy in any Subject State (collectively “Applicable Capital Requirements”), RGI shall use, and Radian Group shall cause RGI to use, commercially reasonable efforts to promptly obtain either (a) a waiver from the applicable insurance regulator for RGI to continue to write new business in such Subject State, or (b) permanent changes to such Subject State's applicable insurance statutes or regulations to allow RGI to continue to write new business. As used herein, the term “Subject States” means Arizona, California, Florida, Idaho, Illinois, Iowa, Kansas, Kentucky, Missouri, New Jersey, New York, North Carolina, Ohio, Oregon, Texas and Wisconsin.

6.
In the event that RGI fails to obtain relief from the Applicable Capital Requirements as contemplated in clauses (a) or (b) of paragraph 5 above then RGI shall provide prompt written notice to Fannie Mae, which notice shall identify the applicable Subject State and include a reasonably detailed description of the reason RGI is no longer permitted or may no longer be permitted to transact new business in such Subject State, due to RGI's failure to comply with Applicable Capital Requirements, (including a description of the efforts taken by or on behalf of RGI to obtain such relief) and a copy of all correspondence with the Subject State denying the request for a waiver or such other relief.

7.
In addition to the other conditions set forth in this letter, Fannie Mae's conditional approval of RMA as a direct issuer of mortgage guaranty insurance shall be limited to those Subject States, if any, in which RGI fails to obtain relief from the Applicable Capital Requirements as described in paragraph 5 above. For the avoidance of doubt, if RGI is prohibited from writing new business in any Subject State for any reason other than a failure to meet Applicable Capital Requirements, RMA shall not be so approved hereunder as a direct issuer of mortgage guaranty insurance with respect to such Subject State.

8.
Unless Fannie Mae otherwise agrees in writing, Fannie Mae's conditional approval of RMA as a direct issuer of mortgage guaranty insurance in the limited instances described above shall be automatically revoked with regard to any Subject State thirty (30) days after RGI is permitted to resume writing new business in such Subject State. At such time as RGI shall have, for a period of twelve (12) consecutive months, met or exceeded the Applicable Capital Requirements of any Subject State in which RGI had failed to obtain relief from such requirements as described in paragraph 5 above, then, within ninety (90) days, RMA shall transfer to RGI any and all mortgage guaranty insurance written by RMA in such Subject State, together with capital supporting that risk, in each case upon terms and conditions approved in writing by Fannie Mae, in its sole and absolute discretion, and as permitted by applicable regulatory authorities.

9.
RMA will only insure (a) loans that are eligible for sale to Fannie Mae, Freddie Mac, or any of the Federal Home Loan Banks, (b) Housing Finance Authority loans, and (c) jumbo loans that meet Fannie Mae, Freddie Mac, or Federal Home Loan Bank (“GSE”) guidelines other than those relating to loan amount (the “Guidelines”). For purposes of this paragraph, loans are not eligible for sale to Fannie Mae, Freddie Mac, or any of the Federal Home Loan Banks unless either (i) they have actually been purchased by one of these entities, or (ii) they meet the published standards of one of these entities for flow business.

10.
Upon RGI's contribution of cash or other liquid investments to RMA pursuant to paragraph 4 above, neither RGI nor RMA shall take, and the Radian Group shall cause RGI and RMA not to take, any of the following actions without the prior, written consent of Fannie Mae, which consent shall not unreasonably be withheld and shall be deemed to have been granted if Fannie Mae has not objected in writing within thirty (30) business days of being advised by Radian Group in writing of the contemplated action (provided, however, that nothing herein shall be construed to prohibit RGI or RMA from taking action to the extent required to comply with existing regulatory requirements):

a.	Alter, amend or otherwise modify any reinsurance agreement, capital support agreement or other similar arrangement with any of their respective affiliates;

b.
Except as explicitly provided for in this agreement, declare, pay or otherwise make any provision for the payment of any dividend, return of capital, capital or other distribution, or any other arrangements with respect to the securities, cash or other assets of RGI or RMA, including, without limitation, the repayment of any outstanding principal, interest or other amounts on any surplus notes, debentures, or similar securities; provided however, that (1) RGI and RMA shall be permitted to make interest expense payments to Radian Group in accordance with the terms of the interest expense sharing arrangements among these entities, subject to Radian Group's reimbursing RGI for such amounts in accordance with paragraph 3(c) above, and (2) Radian Assest Assurance, Inc. (“RAA”) shall be permitted to make interest expense payments to Radian Group in accordance with the terms of the interest expense sharing arrangement between Radian Group and RAA, which interest expense sharing payment shall not be subject to the reimbursement requirement of paragraph 3(c) above;

c.
Except as explicitly provided for in this agreement, transfer, sell or make any other arrangement to transfer or distribute, by dividend or otherwise, any securities of RGI or RMA to another person or entity, including to any of their respective affiliates; provided, however, that any transfer of capital pursuant to paragraph 8 shall require the approvals set forth therein;

d.	Alter, amend or otherwise modify RGI or RMA's underwriting guidelines beyond what is eligible for delivery under the Guidelines;

e.
Except as provided in paragraph 8, transfer or otherwise shift RGI or RMA's issuance of new mortgage insurance business to any other affiliate; provided, however, that if Fannie Mae approves such transfer or other shift, RGI, RMA and Radian Group shall provide to Fannie Mae a written, unconditional and joint and several guaranty of full and timely payment of all of its policyholder claims as they come due under the subject mortgage insurance policies;

f.	Alter, amend or otherwise modify any existing expense sharing or tax sharing agreement of RGI or RMA with any of their respective affiliates; and

g.
Enter into any risk novation or commutation transaction by RMA. In order to obtain Fannie Mae's approval for such novation or commutation transaction, RMA shall undertake to ensure and demonstrate to Fannie Mae's satisfaction that any such successor will satisfy the credit standards and quality that is then required for standard government sponsored enterprise business.

The prior approval provisions of this paragraph are in addition to any and all applicable requirements imposed by the Pennsylvania Insurance Code and other applicable law.
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11.	Unless otherwise earlier revoked, Fannie Mae's conditional approval of RMA as a direct issuer of mortgage guaranty insurance granted hereby shall terminate on December 31, 2013.

This agreement and its contents shall be considered confidential and shall not be disclosed by Radian Group, RGI or RMA without Fannie Mae's prior written approval. Fannie Mae acknowledges that this agreement may be disclosed to insurance regulatory authorities, upon request by such regulator, as well as auditors, and subject to Radian Group, RGI or RMAs, as the case may be, formal request that such information be treated in confidence. Radian Group, RGI and RMA shall not make, deliver or publish any public statements or descriptions of the terms of this agreement without Fannie Mae's prior written consent, except as otherwise required by applicable securities law, in which case Radian will provide Fannie Mae prior notification.
Very truly yours,

FEDERAL NATIONAL
MORTGAGE ASSOCIATION
“Fannie Mae”

By:/s/ Michael Shaw____________
Name:    Michael Shaw
Title: EVP and Chief Credit Officer

Confirmed and accepted
as of February 27, 2012 (the “Effective Date”).

RADIAN GUARANTY INC.

By:__/s/ Teresa Bryce Bazemore________
Name: Teresa Bryce Bazemore
Title: President

RADIAN MORTGAGE ASSURANCE INC.

By:__/s/ Teresa Bryce Bazemore________
Name: Teresa Bryce Bazemore
Title: President

RADIAN GROUP INC.

By: /s/ C. Robert Quint_____________
Name: C. Robert Quint
Title: Executive Vice President and Chief
Financial Officer